EXHIBIT 99.1

News Release

Investor Relations:	Media Contact:
Randy Scherago	Caitlin Carroll
GeoEye	Gibraltar Associates
(703) 480-6325	(202) 258-9118
scherago.randy@geoeye.com	ccarroll@gibraltar-llc.com

GeoEye Shareholders Approve Combination with DigitalGlobe

Transaction Now Expected to Close First Quarter of 2013

HERNDON, Va., Dec. 3, 2012 – GeoEye, Inc. (NASDAQ: GEOY), a leading source of geospatial information and insight, announced today that its shareholders have approved the proposal to combine GeoEye with DigitalGlobe ( “Merger Proposal”).

At a special meeting of GeoEye shareholders held earlier today, 98.3% of the shares voting at the special meeting voted in favor of the Merger Proposal.  This represents approximately 77.2% of GeoEye’s total outstanding shares of common stock as of the record date for the meeting voting in favor of the Merger Proposal.

As previously announced on July 23, 2012, GeoEye and DigitalGlobe entered into a definitive merger agreement under which the companies will combine in a stock and cash transaction. In accordance with the terms of the merger agreement, GeoEye shareowners will have the right to elect either 1.137 shares of DigitalGlobe common stock and $4.10 per share in cash, 100% of the consideration in cash ($20.27) or 100% of the consideration in stock (1.425 shares of DigitalGlobe common stock), for each share of GeoEye stock they own, with the amount of cash and stock subject to proration depending upon the elections of GeoEye shareholders, such that the aggregate consideration mix reflects the ratio of 1.137 shares of DigitalGlobe common stock and $4.10 per share in cash.

The transaction remains subject to the satisfaction of customary closing conditions and regulatory approval from the Department of Justice (“DOJ”), the Federal Communications Commission (“FCC”) and the National Oceanic and Atmospheric Administration (“NOAA”).  GeoEye and DigitalGlobe are working cooperatively with the DOJ, FCC and NOAA, and the transaction is now expected to close in early 2013.  Pursuant to the merger agreement, GeoEye will announce the closing date and the election deadline for shareholders as soon as reasonably practicable prior to the closing of the merger.

About GeoEye, Inc.

GeoEye is a leading source of geospatial information and insight for decision makers and analysts who need a clear understanding of our changing world to protect lives, manage risk, and optimize resources. Each day, organizations in defense and intelligence, public safety, critical infrastructure, energy and online media rely on GeoEye’s imagery, tools and expertise to support important missions around the globe. Widely recognized as a pioneer in high-resolution satellite imagery, GeoEye has evolved into a complete provider of geospatial intelligence solutions. GeoEye’s ability to collect, process and analyze massive amounts of geospatial data allows our customers to quickly see precise changes on the ground and anticipate where events may occur in the future. GeoEye is a public company listed on NASDAQ as GEOY and is headquartered in Herndon, Virginia with more than 700 employees worldwide. Learn more at www.geoeye.com.

News Release

Special Note Regarding Forward-Looking Statements

This document may contain or incorporate forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements relate to future events or future financial performance and generally can be identified by the use of terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or “looks forward to” or the negative of these terms or other similar words, although not all forward-looking statements contain these words.

This document contains forward-looking statements relating to the proposed strategic combination of GeoEye and DigitalGlobe pursuant to a merger. All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the expected benefits of the transaction such as efficiencies, cost savings, tax benefits, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of the combined company; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction or that the required approvals by GeoEye and DigitalGlobe stockholders may not be obtained; (2) there may be a material adverse change of GeoEye or the business of GeoEye may suffer as a result of uncertainty surrounding the transaction; (3) the anticipated benefits of the transaction may not be fully realized or may take longer to realize than expected; (4) the costs or challenges related to the integration of GeoEye and DigitalGlobe operations could be greater than expected; (5) the ability of the combined company to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners; (6) the impact of legislative, regulatory, competitive and technological changes; (7) the risk that the credit ratings of the combined company may be different from what the companies expect; (8) other business effects, including the effects of industry, economic or political conditions outside of the companies’ control, transaction costs and actual or contingent liabilities; (9) the outcome of any legal proceedings related to the transaction; and (10) other risk factors as detailed from time to time in GeoEye’s and DigitalGlobe’s reports filed with the Securities and Exchange Commission (“SEC”), including their respective Annual Reports on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012, June 30, 2012, and September 30, 2012, which are available on the SEC’s Web site (www.sec.gov). There can be no assurance that the strategic combination will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the strategic combination will be realized.

Neither GeoEye nor DigitalGlobe undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

# # #